CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effectivement Amendment No. 16 to the Registration Statement of Templeton Capital Accumulator Fund, Inc. on Form N-1A, File No. 33-37388, of our report dated September 26, 2001, relating to the financial statements and financial highlights of Templeton Capital Accumulator Fund, Inc., which appears in the August 31, 2001 Annual Report to shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor".

/s/PricewaterhouseCoopers LLP

New York, New York
December 17, 2001